Indiana Energy, Inc.
                 Inbound calls to 877-842-2413


             QUESTIONS AND ANSWERS ABOUT THE MERGER


Q. What are the benefits of the merger?

A.  It is believed that the merger will allow both
Indiana Energy and SIGCORP to realize important benefits and increase shareholder value. The merger should enable the combined companies to increase profitability through increased market penetration, cost savings, operational efficiencies, economies of scale and other synergies.

Q. What is the special meeting about?

A. The meeting is to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger among Indiana Energy, SIGCORP, Inc. and Vectren
Corporation, each an Indiana corporation, and the transactions contemplated by the merger agreement. The merger agreement provides for the merger of each of Indiana Energy and SIGCORP into Vectren, (all as described in the Joint Proxy Statement / Prospectus), and provides for the Indiana Energy common shares and SIGCORP common shares to be converted into the right to receive Vectren common stock.

Q. What is the "Exchange Ratio"?

A. For each share of Indiana Energy common stock you own, you will receive one share of Vectren common stock. Each SIGCORP common share will be converted into the right to receive 1.333 Vectren common stock shares.


Q. What are the tax consequenses of the merger?

A. Neither Indiana Energy nor SIGCORP will recognize gain or loss as a result of the merger. Indiana Energy and SIGCORP shareholders who receive Vectren common shares in the merger will not recognize gain or loss as a result of the merger (except with respect to any cash received in lieu of any fractional shares). (See page
#4 for more details).

 Q. What happens to my future dividends?.

A. After giving effect to the Indiana Energy Ratio and the SIGCORP Ratio we expect the amounts received as dividends by the Vectren shareholders after the completion of the merger will be similar to the amounts received prior to the merger. (See page #4 for more details).

Q. Am I entitled to Dissenters' Rights?

A. Neither Indiana Energy nor SIGCORP shareholders have dissenters' rights with respect to the merger.

Q. What do I need to do now?

A. After you read and consider carefully the information contained in the proxy statement, please fill out and sign your proxy card. You should mail your completed and signed proxy card in the enclosed postage paid envelope as soon as possible so that your shares will be represented at the special meeting.

Q. If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A. Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. If you do not return your proxy or if your broker does not properly vote your shares, your shares will not be voted on the proposed merger, which will have the same effect as voting against the proposed merger.

Q. Can I change my vote after I have mailed my signed proxy card?

A. Yes. You can change your vote in one of the following ways at any time before your proxy is voted at the special meeting. First, you can revoke your proxy by written notice. Second, you can submit a new, later dated proxy card. Third, you can attend the special meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q. What will happen if I don't vote?

A. If you do not vote, it is, in effect, a vote against the merger. Abstentions are also considered votes against the merger. If you sign and return your proxy card without marking your choice, your shares will be voted for the merger.

Q. When will the merger take effect?

A. We are working towards completing the merger as quickly as possible. In addition to your approval, we must also obtain regulatory approvals. We hope to complete the merger before March 31, 2000.